Exhibit 99.1

Newtek Business Services Reports Third Quarter 2009

Net Income of $782 thousand, or $0.02 per share

New York, N.Y. – November 11, 2009 – Newtek Business Services, Inc. (NASDAQ: NEWT) (www.newtekbusinessservices.com), a provider of business services and financial products to the small- and medium-sized business market, reported today its financial results for the three and nine months ended September 30, 2009.

Third Quarter 2009 Overview

•	The Company had net income in the third quarter of $782 thousand; an increase of $3.5 million over the same period last year.

•

The Company is revising its full year 2009 guidance based on improved operating performance to revenues of between $103.5 million and $104.1 million, and a pretax loss of between $(5.1) million and $(4.7) million, an improvement from its original guidance of a pretax loss of between $(7.4) million to $(5.2) million.

•

Pretax net loss decreased by $1.7 million or 61% to $(1.1) million for the third quarter of 2009 from $(2.8) million for the third quarter of 2008 due to our cost cutting efforts and increased revenues.

•	Total revenue for the Electronic payment processing segment for the quarter increased by 13% over the third quarter of 2008.

•	Total revenue for the Web hosting segment for the quarter increased by 3% over the third quarter of 2008.

•	The Company signed a contract with the FDIC to service SBA loans.

•	Louisiana and Wisconsin Capco notes were paid in full by AISLIC as scheduled.

•	2010 guidance of consolidated pretax net income (loss) for the Company is expected to be between $(2.4) million and $2.3 million.

Barry Sloane, Chairman and Chief Executive Officer of Newtek Business Services, Inc. said, “This has been a remarkable quarter for Newtek. It is ironic that as the economic downturn continues to wreak havoc on businesses across the country and globally, we have delivered steady results with improved cash flow and are positioned in the right businesses at the right time with little or no leverage. Our growth in electronic payment processing and web hosting revenues continues. Our expense reductions have provided steady increases in cash flow for our holding company needs. Our lending business is again originating but at vastly improved market pricing and we forecast a materially reduced loss in Q4 2009 from our Small business finance segment; new contracted servicing opportunities will improve our Small business finance segment income and cash flow in 2010. We have improved our guidance for 2009 results to an expected pretax loss range of $(5.1) million to $(4.7) million and have offered guidance for 2010 which gives us a range from $(2.4) million to $2.3 million in pretax income (loss). Since 2007 when we had a pretax loss of $(17.1) million, giving mid guidance of breakeven for 2010 we feel is quite an accomplishment and we look forward to the future reported performance.”

Third Quarter 2009 Financial Results

For the three months ended September 30, 2009, the Company had a loss before income taxes of $(1.1) million, compared to a loss before income taxes of $(2.8) million, for the same period last year. For the nine months ended September 30, 2009, the Company had a loss before income taxes of ($4.0) million, compared to ($9.5) million for the same period one year ago.

The Company had net income of $782 thousand, or $0.02 per share, in the third quarter of 2009, compared to a net loss of $(2.7) million, or $(0.08) per share, in the third quarter of 2008. For the nine months ended September 30, 2009, the Company had a net loss of ($831) thousand, or ($0.02) per share, compared to ($7.4) million, or ($0.21) per share, for the same period one year ago.

For the three months ended September 30, 2009, total revenue increased by $2.6 million, or 11%, to $26.8 million compared to $24.2 million one year ago. Total revenue from the three core business services segments (electronic payment processing, web hosting and small business finance) increased to $24.3 million, or 10%, in the third quarter of 2009 compared with $22.2 million in the third quarter of 2008. These three segments represented approximately 89% and 91% of total revenue in 2009 and 2008, respectively.

Revised Outlook for 2009

The Company is revising its 2009 consolidated revenues to be between $103.5 million to $104.1 million and a loss before income taxes of between $(5.1) million and $(4.7) million. Annual guidance by segment for revenue, income (loss) before income taxes, and EBITDA will be provided in the conference call presentation today Wednesday, November 11, 2009 at 4:15 p.m. ET and will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com.

Outlook for 2010

The Company expects 2010 consolidated revenues to be between $110.2 million and $115.8 million. In 2010, it expects income (loss) before income taxes of between ($2.4) million and $2.3 million. Annual guidance by segment for revenue, income (loss) before income taxes, and EBITDA will be provided in the conference call presentation today Wednesday, November 11, 2009 at 4:15 p.m. ET and will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com.

Cautionary Statement

2009 and 2010 Guidance information contained in this press release is based on management’s current expectations. These statements are forward looking and actual results may differ materially. See “Note Regarding Forward Looking Statements” below.

Use of Non-GAAP Financial Measures

In evaluating its business, Newtek considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest expense, taxes, depreciation and amortization. Newtek uses EBITDA as a supplemental measure to review and assess its operating performance. The Company also presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income (loss), operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. Newtek compensates for these limitations by relying primarily on its GAAP results supplemented by EBITDA.

Third Quarter 2009 Conference Call and Webcast

A conference call to discuss these results will be hosted by Barry Sloane, Chairman and Chief Executive Officer, and Seth Cohen, Chief Financial Officer, today Wednesday, November 11, 2009 at 4:15 p.m. ET. The live conference call can be accessed by dialing (866) 816-1982 (domestic) or (913) 312-0658 (international).

A live audio webcast of the call and the corresponding presentation will be available in the ‘Events & Presentation’ section of the Investor Relations portion of Newtek’s website at www.newtekbusinessservices.com. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation. The telephone replay can be accessed by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and using the replay passcode 9819224. Both web-based and telephonic replays will be available through midnight November 17, 2009.

About Newtek Business Services, Inc.

Newtek Business Services, Inc. is a direct distributor of a wide range of business services and financial products to the small- and medium-sized business market under the Newtek(tm) brand. Since 1999, Newtek has helped small- and medium-sized business owners realize their potential by providing them with the essential tools needed to manage and grow their businesses and to compete effectively in today’s marketplace. Newtek provides one or more of its services to over 100,000 business accounts and has positioned the Newtek(tm) brand as a one-stop-shop provider of such business services. According to the U.S. Small Business Administration, there are over 29.6 million small businesses in the United States, which in total represent 99.7% of all employer firms.

Newtek’s business service lines include:

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Electronic Payment Processing: Electronic solutions to accept non-cash payments, including credit and debit cards, check conversion, remote deposit capture, ACH processing, and electronic gift and loyalty card programs.

•	Web Hosting: Full-service web host which offers shared and dedicated web hosting and related services including domain registration and online shopping cart tools.

•	Business Lending: Broad array of lending products including SBA 7(a), conventional commercial real estate and SBA 504 loans, business lines of credit, and business credit cards.

•	Insurance Services: Commercial and personal lines of insurance, including health and employee benefits in all 50 states, working with over 40 insurance carriers.

•	Web Services: Customized web design and development services.

•	Data Backup, Storage and Retrieval: Fast, secure, off-site data backup, storage and retrieval designed to meet the specific regulatory and compliance needs of any business.

•	Accounts Receivable Financing: Receivable purchasing and financing services.

•	Payroll: Complete payroll management and processing services.

Note Regarding Forward Looking Statements

Statements in this press release including statements regarding Newtek’s beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions which could cause Newtek’s actual results to differ from management’s current expectations are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov.

For more information, please visit www.newtekbusinessservices.com.

Contact:

Newtek Business Services, Inc.

Barry Sloane

Chairman and CEO

212-356-9500

bsloane@newtekbusinessservices.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(In Thousands, except for Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating revenues	$26,812	$24,243	$78,010	$72,393

Operating expenses:
Electronic payment processing costs	15,370	13,075	42,424	38,224
Salaries and benefits	4,410	5,052	13,717	17,616
Interest	2,668	2,333	8,790	6,816
Depreciation and amortization	1,313	1,772	4,532	5,348
Provision for loan losses	387	711	1,320	1,622
Other general and administrative costs	3,797	4,026	12,223	12,218

Total operating expenses	27,945	26,969	83,006	81,844

Operating loss before fair market value adjustment and benefit (provision) for income taxes	(1,133)	(2,726)	(4,996)	(9,451)
Net change in fair market value of credits in lieu of cash and notes payable in credits in lieu of cash	34	(74)	1,044	(13)

Loss before benefit (provision) for income taxes	(1,099)	(2,800)	(3,952)	(9,464)
Benefit (provision) for income taxes	1,244	(56)	2,389	1,706

Net income (loss)	145	(2,856)	(1,563)	(7,758)
Net loss attributable to noncontrolling interests	637	109	732	335

Net income (loss) attributable to Newtek Business Services, Inc.	$782	$(2,747)	$(831)	$(7,423)

Weighted average common shares outstanding—basic	35,631	35,628	35,625	35,771

Weighted average common shares outstanding—diluted	35,756	35,628	35,625	35,771

Earnings (loss) per share—basic and diluted	$0.02	$(0.08)	$(0.02)	$(0.21)

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

(In Thousands, except for Per Share Data)

	September 30,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$15,572	$16,852
Restricted cash	8,548	8,366
Credits in lieu of cash	53,230	70,559
SBA loans held for investment (net of reserve for loan losses of $4,014 and $3,420, respectively)	23,408	26,912
Accounts receivable (net of allowance of $563 and $192, respectively)	5,524	5,175
SBA loans held for sale	—	6,133
Prepaid expenses and other assets (net of accumulated amortization of deferred financing costs of $2,423 and $2,122, respectively)	9,966	9,998
Servicing asset (net of accumulated amortization and allowances of $4,351 and $3,756, respectively)	2,422	2,282
Fixed assets (net of accumulated depreciation and amortization of $11,591 and $9,477, respectively)	3,861	5,062
Intangible assets (net of accumulated amortization of $13,840 and $12,113, respectively)	4,649	6,096
Goodwill	12,092	12,092

Total assets	$139,272	$169,527

LIABILITIES AND EQUITY

Liabilities:
Accounts payable and accrued expenses	$8,841	$9,344
Notes payable	16,801	25,998
Deferred revenue	1,964	2,203
Notes payable in credits in lieu of cash	53,230	70,559
Deferred tax liability	3,833	5,344

Total liabilities	84,669	113,448

Commitments and contingencies
Equity:

Newtek Business Services, Inc. stockholders’ equity:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 54,000 shares, 36,657 and 36,667 issued, respectively; 35,631 and 35,649 outstanding, respectively, not including 97 and 394 shares held in escrow, respectively)	733	733
Additional paid-in capital	58,324	58,232
Accumulated deficit	(5,377)	(4,545)
Treasury stock, at cost (1,026 shares)	(649)	(649)

Total Newtek Business Services, Inc. stockholders’ equity	53,031	53,771
Noncontrolling interests	1,572	2,308

Total equity	54,603	56,079

Total liabilities and equity	$139,272	$169,527